Exhibit 3.2.2 - Certificate of Amendment of the Certificate of Incorporation of the Company filed on March 29, 1999.

                           Certificate of Amendment of
                         Certificate of Incorporation of
                            U.S. Wireless Corporation

         Under Section 242 of the Delaware Corporation Law:

         The Undersigned, for the purpose of amending the Certificate of Incorporation of U.S. Wireless Corporation, does hereby certify and set forth:

     FIRST: The name of the Corporation is: U.S. WIRELESS CORPORATION

     SECOND: The Certificate of Incorporation was filed by the Department of State on 12th day of February, 1993.

     THIRD: The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to amend the provisions of "Article Fourth, Subarticle (D)" to amend certain rights and preferences of the Series B Preferred Stock so that, as amended, said Subarticle shall read as follows:

          (D) Series B Preferred Stock.

     (i) Designation. The designation of this series of Preferred Stock, par value $0.01 per share, shall be the "Series B Preferred Stock." The number of shares of Series B Preferred Stock authorized hereby shall be 50,000 shares.

     (ii) Rank. The Series B Preferred Stock shall, with respect to rights on liquidation, winding up, and dissolution, rank (a) junior to any senior securities established by the Board of Directors with the prior approval by the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock as required under Subarticle (vii)(b) below, the terms of which shall specifically provide that such series shall rank prior to the Series B Preferred Stock; (b) on a parity with the shares of Series A Preferred Stock and any other parity securities established by the Board of Directors with the prior approval by the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock as required under Subarticle (vii)(b) below, the terms of which shall specifically provide that such series shall rank on a parity with the Series B Preferred Stock; and (c) senior to all other shares of capital stock of the Corporation, including, without limitation, the Common Stock.

     (iii) Dividends. The holders of the shares of the Series B Preferred Stock shall not be entitled to receive any dividends.

     (iv) Liquidation Preference.

                           (a) In the  event  of any  voluntary  or  involuntary
                  liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of the shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $100.00 per share for each share of Series B Preferred Stock outstanding (the "Liquidation Preference"), before any payment shall be made or an assets distributed to the holders of any junior securities; provided, that the holders of the outstanding shares of Series B Preferred Stock shall receive such liquidation payment, on a pro rata basis, on an equal priority, pari passu basis, with the holders of the then outstanding shares of Series A Preferred Stock; and, provided, further, that such holders shall not be entitled to receive such liquidation payment

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                  until the liquidation  payments on any other senior securities approved by the holders of Series B Preferred Stock, if any, shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding shares of Series B Preferred Stock, Series A Preferred Stock and any other parity securities approved by the holders of Series B Preferred Stock, if any, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of the outstanding shares of Series B Preferred Stock are entitled were paid in full.

                           (b) For the purposes of this Article FOURTH,  neither
                  the voluntary sale, conveyance, lease, exchange, nor transfer (for cash, shares of stock, securities, or their consideration) of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange, or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

     (v) Redemption. The shares of Series B Preferred Stock are not redeemable by the Corporation.

     (vi) Conversion. The shares of Series B Preferred Stock are subject to optional and mandatory conversion provisions, as set forth in this Subarticle
(vi).

                           (a) Subject to, and upon compliance with, the provisions of this Subarticle (vi) (including, without limitation, the mandatory conversion provision of Subarticle
                  (e) of this Subarticle (vi)), the holder of a share of Series B Preferred Stock designated shall have the right, at such holder's option, at any time commencing ninety (90) days from issuance, to convert each share of Series B Preferred Stock into one hundred (100) validly issued, fully paid and non-assessable shares of Common Stock of the Corporation which is based on a stated value of $100 per share of Series B Preferred Stock divided by a conversion rate equal to $1.00 per share of Common Stock. Notwithstanding the provisions of this Subarticle, each share of Series B Preferred Stock voluntarily converted pursuant to the terms of this Subarticle, within 12 months of issuance shall be converted into sixty-seven (67) validly issued, fully paid and non-assessable shares of Common Stock of the Corporation, which is based on a stated value of $100 per share of Series B Preferred Stock divided by a conversion rate equal to $1.50 per share of Common Stock. The stated value of the shares of Series B Preferred Stock divided by the conversion rate, as applicable, shall be referenced herein as the "Series B Conversion Price".

                           (b)  (1)  In  order  to   exercise   the   conversion
                  privilege,  the  holders of each  share of Series B  Preferred
                  Stock  to  be  converted  shall  surrender  the   certificates
                  representing such shares at the office of the Corporation or its transfer agent for the Series B Preferred Stock, as may be appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series B Preferred Stock is registered, each share surrendered for conversion shall be accompanied by
                  instruments  of  transfer,   in  form   satisfactory   to  the
                  Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.
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     (2) As promptly as practicable  after the surrender of the certificates for shares of Series B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder at his registered address as it appears in the Company's records, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Subarticle (vi).

     (3) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice shall have been received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open and such notice is received by the Corporation. All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                           (c) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purposes of effecting conversions of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Preferred Stock not theretofore converted. For purposes of this Subarticle (c), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

                         (d) The Series B Conversion  Price and number of shares
                    of Common Stock into which each share of Series B Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                                    (1) If, at any time  after the  issuance  of
                           the Series B Preferred Stock, the number of Common Shares outstanding is increased by a stock dividend payable in Common Shares or by a subdivision or split-up of Common Shares, then, following the payment date fixed for the determination of holders of Common Shares entitled to receive such stock dividend, subdivision or split-up, the Series B Conversion Price shall be appropriately decreased so that the number of Common Shares issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                                    (2) If, at any time  after the  issuance  of
                           the Series B Preferred Stock, the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares or reverse stock split, then, following the record date for such combination or reverse stock split, the Series B Conversion Price shall be appropriately increased so that the number of Common Shares issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion t such decrease in outstanding shares.

                                    (3) In the  event,  at any  time  after  the
                           issuance of the Series B Preferred Stock, of any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the merger, consolidation or sale of substantially all of the assets of the Corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Shares), each share of Series B Preferred Stock shall, after such reorganization, reclassification, merger, consolidation or sale of assets, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such merger, consolidation or sale of assets to which the holder of the number of Common Shares deliverable (immediately prior to the time of such
                           reorganization,       reclassification,       merger,
                           consolidation or sale of assets) upon conversion of such shares would have been entitled upon such
                           reorganization,       reclassification,       merger,
                           consolidation or sale of assets.

                                    (4)  In  the  event  the  Corporation  shall
                           propose to take any action of the types described in Subarticle (d)(1), (2) or (3) hereof, the Corporation shall give notice to each holder of shares of Series B Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice), the Series B Conversion Price, and the number, kind or series of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                           (e) Mandatory  Conversion.  Commencing 12 months from
                  issuance, upon the occurrence of an Event of Conversion (as defined below), each share of Series B Preferred Stock then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holder thereof, be automatically converted into one hundred (100) validly issued, fully paid and nonassessable Common Shares (subject to any prior adjustments as provided in Subarticle (vi)(d) above) for the shares of Series B Preferred Stock being converted. The term "Event of Conversion" shall mean the occurrence of the closing price per share for the Corporation's common stock having been at least $5.00 for a consecutive 30 trading day period.

     (vii) Voting Rights.

                           (a) (1) The holders of the Series B Preferred  Stock,
                  voting as a separate voting group, shall be entitled to vote to elect one (1) member to the Board of Directors of the Corporation and one (1) additional individual as an observer to such Board, until the earlier of such time as (i) 50% of the shares of Series B Preferred Stock have been voluntarily converted into shares of Common Stock, and (ii) in the event of a mandatory conversion of the Series B Preferred Stock, an aggregate of 50% of the total number of shares of Common Stock issued upon conversion of the Series B Preferred Stock, whether through voluntary or mandatory conversion, have been resold.

                         (2) The  special  and  exclusive  voting  rights of the
                    holders of the Series B Preferred Stock contained in this Subarticle (2) may be exercised either at a special meeting of the holders of Series B Preferred Stock, called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. The directors to be elected by the holders of the Series B Preferred Stock shall each serve for a term extending from the date of election and qualification until the time of the next succeeding annual meeting of stockholders and until their successors have been elected and qualified.

                         (3) Any director  elected under  Subarticle  (2) hereof
                    shall not be subject to removal unless such removal is approved by a majority of all the votes entitled to be cast by the holders of the Series B Preferred Stock or otherwise may be removed for fraud or conviction of a felony which materially and adversely affects the Company by the vote of no less than 2/3 of the other Board members.

                         (4) If at any time a  directorship  to be filled by the
                    holders of the Series B Preferred Stock shall be vacant, the President (or any other officer) of the Corporation shall, upon the written request of the holders of record of shares representing at least twenty-five percent (25%) of the voting power of the shares of Series B Preferred Stock, call a special meeting of the holders of the shares of Series B Preferred Stock for the purpose of electing a director to fill such vacancy. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the Bylaws of the Corporation. If such meeting is not called by the President (or any other officer) of the Corporation within ten (10) days after delivery of said written request, then the holders of record of shares representing at least twenty-five percent (25%) of the voting power of the shares of Series B Preferred Stock may designate i writing one of such holders to call such meeting at the expense of the Corporation, and such meeting may be called by such persons so designated upon the notice required for annual meetings of stockholders and shall be held at such place as specified or determined above. Any holder of record of shares of Series B Preferred Stock shall have access to the stock books of the Corporation for the purpose of calling a meeting of stockholders pursuant to these provisions.

                           (b) (1) As long as any shares of the Series B Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series B
                  Preferred Stock, voting as a class, vote to amend the Corporation's Certificate of Incorporation or Bylaws to (i) increase or decrease the aggregate number of authorized shares of the Series B Preferred Stock; (ii) increase or decrease the par value of the Series B Preferred Stock; (iii) in any manner authorize, create or issue any class or series of capital stock ranking, as to the Liquidity Preference, prior to or on parity with the Series B Preferred Stock, or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares having any such priority or on parity with the Series B Preferred Stock; (iv) in any manner alter or change the designation or the powers, preferences or rights, or the qualifications, limitations or restrictions of, the Series B Preferred Stock; (v) reclassify Common Shares, or any other shares of any class or series of capital stock hereinafter created junior to the Series B Preferred Stock into shares of any class or series of capital stock ranking, as to the Liquidity Preference, prior to or on a parity with the Series B Preferred Stock; or (vi) increase or decrease the authorized number of shares of Series B Preferred Stock.

                         (2) If at any time any action is proposed by the Corporation which requires the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock pursuant to this Subarticle (b), the President (or any other officer) of the Corporation shall call a special meeting of the holders of Series B Preferred Stock for the purpose of voting on such proposed action. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the Bylaws of the Corporation.

                         (3) Action by Written  Consent.  Any action to be taken
                    by the holders of Series B Preferred Stock may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares of Series B Preferred Stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares of Series B Preferred Stock entitled to vote thereon were present and voted.

     (c) In exercising the voting rights set forth in this Subarticle (vii), each share of Series B Preferred Stock shall have one vote per share.

     FOURTH: The amendment to the Articles of Incorporation of the Corporation set forth above was approved by vote of all the Corporation's Series B Preferred Stockholders on the 23rd day of March, 1999.

     IN WITNESS WHEROF, the undersigned President of this Corporation has executed this Certificate of Amendment on this 25th day of March, 1999.

U.S. WIRELESS CORPORATION


By: s\s Dr. Oliver Hilsenrath
Dr. Oliver Hilsenrath, President


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